Exhibit 18
                                December 2, 2002


BioTime, Inc.
935 Pardee Street
Berkeley, California 94710
Attention:  Paul Segall, Chief Executive Officer

         RE:      Financial Adviser Agreement

Dear Paul:

         This letter sets forth the terms on which the letter agreement between BioTime, Inc. ("BioTime") and Greenbelt Corp. ("Financial Adviser"), dated April 30, 1998, as amended, (the "Agreement") shall be extended and modified.

         1. Expiration Date. The term of the Agreement will continue in effect from April 1, 2002 through March 31, 2003. BioTime acknowledges that the Financial Advisor has provided services under the Agreement subsequent to March 31, 2002 while the parties were discussing new compensation arrangements for services rendered.

         2. Compensation. BioTime agrees to pay Greenbelt a cash fee of $60,000 and to issue to Greenbelt 100,000 common shares (the "Shares") in quarterly installments as follows: (a) $30,000 in cash will be payable within three days after the date of this Agreement, and the balance of the cash will be payable in two quarterly installments of $15,000 each on January 2, 2003 and March 31, 2003, and (b) 75,000 Shares will be issuable on January 2, 2003 for services rendered through December 31, 2002, and 25,000 Shares will be issuable on March 31, 2003 for services rendered from January 1, 2003 through that date. In the event that the Agreement is terminated by either party and such termination takes effect on a date other than the last day of a calendar quarter, the amount of cash and number of Shares issuable with respect to the calendar quarter will be pro rated, to the nearest whole Share, by multiplying the amount of cash payable and Shares issuable for that quarter by a fraction the numerator of which is the number of days that have elapsed from the first day of the calendar quarter through the date of termination, and the denominator of which is the number of days in the calendar quarter.

         3. Investment Representations. Financial Adviser represents and warrants to BioTime that:

                  (a) Financial Adviser has received and read BioTime's
Annual Report on Form 10-K for the year ended December 31, 2001, including the risks described in the "Risk Factors" section, BioTime's Quarterly Reports on Form 10-Q for the three and six month periods ended March 31, 2002 and financial statements for the three and nine month periods ended September 30, 2002, and BioTime's Proxy Statement for its annual meeting of shareholders held October 28, 2002 (collectively, the "SEC Filings"). Financial Adviser is relying on the information provided in the SEC Filings or otherwise communicated to Financial Adviser in writing by BioTime. Financial Adviser has not relied on any statement or representations inconsistent with those contained in the SEC Filings. Financial Adviser has had a reasonable opportunity to ask questions of and receive answers from the executive officers and directors of BioTime, or one or more of its officers, concerning BioTime and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the information in the SEC Filings. All such questions have been answered to Financial Adviser's satisfaction;


                 (b) Financial Adviser understands that the Shares are being offered and sold without registration under the Securities Act of 1933 (the "1933 Act") or qualification under the California Corporate Securities Law of 1968, or under the laws of other states, in reliance upon the exemptions from such registration and qualification requirements for non-public offerings. Financial Adviser acknowledges and understands that the availability of the aforesaid exemptions depends in part upon the accuracy of certain of the representations, declarations and warranties contained herein, which Financial Adviser hereby makes with the intent that they may be relied upon by BioTime and its officers and directors in determining Financial Adviser's suitability to purchase the Shares. Financial Adviser understands and acknowledges that no federal, state or other agency has reviewed or endorsed the offering of the Shares or made any finding or determination as to the fairness of the offering or completeness of the information in the SEC Filings;

                  (c) Financial Adviser understands that the Shares may not be offered, sold, or transferred in any manner, unless subsequently registered under the 1933 Act, or unless there is an exemption from such registration and an opinion of counsel for BioTime has been rendered stating that such offer or transfer will not violate any federal or state securities laws;

                  (d) Financial Adviser understands and agrees that all certificates evidencing the Shares shall bear an appropriate legend to the effect that the securities have not been registered under the 1933 Act and may not be sold or transferred in the absence of such registration or an exemption therefrom.

                  (e) Financial Adviser has such knowledge and experience in financial and business matters to enable it to utilize the information contained in the SEC Filings, or otherwise made available to Financial Adviser to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect thereto.

                  (f) Financial Adviser is purchasing the Shares solely for Financial Adviser's own account and for long-term investment purposes, and not with a view to, or for sale in connection with, any distribution of the Shares; and

                  (g) Financial Adviser is an "accredited investor," as such term is defined in Regulation D promulgated under the 1933 Act.


         4.       Registration Rights.

                  (a) BioTime agrees, at its expense, upon written request from the Financial Adviser, to register under the 1933 Act, the Shares and to take such other actions as may be necessary to allow the Shares to be freely tradable, without restrictions, in compliance with all regulatory requirements. A written request for registration shall specify the quantity of the Shares intended to be sold, the plan of distribution and the identity of the sellers, which may include the Financial Adviser and assignees of its rights hereunder (collectively, "Selling Securities Holders"), and whether the registration shall be pursuant to an underwritten public offering or a "shelf" registration pursuant to Rule 415 (or similar rule that may be adopted by the Securities and Exchange Commission). BioTime shall not be obligated to file more than two such registration statements, other than registration statements on Form S-3. BioTime shall keep such registration statements effective for a period of at least nine months, except that registration statements on Form S-3 shall be kept effective for at least three years (or such lesser period as the parties may agree, but in no event beyond the completion of the distribution or distributions being made pursuant thereto). BioTime shall utilize Form S-3 if it qualifies for such use. BioTime shall make all filings required with respect to the registration statements and will use its best efforts to cause such filings to become effective, so that the Shares being registered shall be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for distribution of the Shares covered by the registration statement. BioTime will furnish to the Selling Securities Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act and such other related documents as the Selling Securities Holders may reasonably request in order to effect the sale of the Shares. To effect any offering pursuant to a registration statement under this Section, BioTime shall enter into an agreement containing customary representations and warranties, and indemnification and contribution provisions, all for the benefit of Selling Securities Holders, and, in the case of an Underwritten public offering, an underwriting agreement with an investment banking firm selected by the Financial Adviser and reasonably acceptable to BioTime, containing such customary representations and warranties, and indemnification and contribution provisions


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
                  (b) If, at any time, BioTime proposes to register any of its securities under the 1933 Act (otherwise than pursuant to paragraph 4(a) above or on a Form S-8 if such form cannot be used for registration of the Shares pursuant to its terms), BioTime shall, as promptly as practicable, give written notice to the Financial Adviser. BioTime shall include in such registration statement any Shares proposed to be sold by the Selling Securities Holders. Notwithstanding the foregoing, if the offering of BioTime's securities is to be made through underwriters, BioTime shall not be required to include Shares if and to the extent that the managing underwriter reasonably believes in good faith that such inclusion would materially adversely affect such offering unless the Selling Securities Holders agree to postpone their sales until 10 days after the distribution is completed.

                  (c) BioTime shall pay the cost of the registration statements filed pursuant to this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including counsel's fees and expenses in connection therewith), printing expenses, messenger and delivery expenses, internal expenses of BioTime, listing fees and expenses, and fees and expenses of BioTime's counsel, independent accountants and other persons retained or employed by BioTime. Selling Securities Holders shall pay any underwriters discounts applicable to Shares.

                  (d) BioTime agrees that upon the sale of Shares pursuant to a registration statement or an exemption, upon the presentation of the certificates containing such legend to it=s transfer agent, it will remove such legend. Bio Time further agrees to remove the legend at such time as registration under the 1933 Act shall no longer be required.

         5. AMEX Listing. Greenbelt agrees that the issuance of the Shares under this Agreement is subject to compliance with the rules of the American Stock Exchange (AMEX). If issuance of any of the Shares would violate any AMEX rule or if any of the Shares are denied listing on AMEX because the amount exceeds the amount permissible to be issued to Greenbelt under any AMEX rule, in lieu of issuing such Shares BioTime will pay Greenbelt an amount of cash to be agreed upon, but not more than the fair market value of such Shares.

         6. Other Provisions. Except as expressly modified by this letter, all terms and provisions of the Agreement shall remain in effect.



                                     BIOTIME, INC.


                                     By /s/ Paul Segall
                                        ----------------------------------------
                                        Paul Segall, Chief Executive Officer



                                     By /s/ Judith Segall
                                        ----------------------------------------
                                        Judith Segall, Secretary



                                     GREENBELT CORP.


                                     By /s/ Gary Duberstein
                                        ----------------------------------------
                                        Gary Duberstein

                                     Title  Vice President
                                            ------------------------------------





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